UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Mistras Group, Inc.
(Name of Registrant as Specified in Its Charter)

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Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, New Jersey 08550

April 14, 2021
Dear Mistras Shareholder:
I am pleased to invite you to attend the 2021 Annual Shareholders Meeting of Mistras Group, Inc. The meeting will be held on Monday, May 24, 2021 at 11:00 a.m., Eastern Time. Due to the COVID-19 coronavirus, the annual meeting will be conducted completely virtually, via a live webcast. You will be able to attend and participate in our annual meeting by visiting www.virtualshareholdermeeting.com/MG2021, where you will be able to listen to the meeting live, vote your shares and submit questions. There will be no physical meeting location.
At the annual meeting, you and our other shareholders will be asked to vote on the following:
•	the election of eight directors to our Board of Directors;
•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021;
•	an advisory vote on our executive compensation; and
•	any other business which properly comes before the meeting.
You are entitled to participate in the virtual meeting if you were a shareholder as of the close of business on March 29, 2021, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. To participate in the meeting webcast at www.virtualshareholdermeeting.com/MG2021, you must enter the control number found on your proxy card, voting instruction form or notice you receive. You may vote online during the meeting by following the instructions available on the meeting website during the meeting. Whether or not you plan to attend the annual meeting online, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the annual meeting.
Sincerely,

Sotirios J. Vahaviolos, Ph.D.	Dennis Bertolotti
Executive Chairman of the Board	President and Chief Executive Officer

Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, New Jersey 08550
Notice of Annual Meeting

April 14, 2021
The 2021 Annual Shareholders Meeting of Mistras Group, Inc. will be held on Monday, May 24, 2021 at 11:00 a.m., Eastern Time. The meeting will be held exclusively via webcast at www.virtualshareholdermeeting.com/MG2021. There will be no physical location of the meeting and you will only be able to attend the annual meeting via the webcast. The details of the meeting are as follows:
When:	11:00 a.m., Eastern Time, Monday, May 24, 2021

Items of Business:	•	Election of eight directors, constituting the entire Board of Directors.
	•	Ratification of KPMG LLP as our independent registered public accounting firm for 2021.
	•	Advisory vote on our executive compensation.
	•	Such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

Where:	Webcast at www.virtualshareholdermeeting.com/MG2021

Who can vote:	Holders of Mistras Group, Inc. common stock as of the close of business on March 29, 2021 are entitled to vote at the meeting and any adjournment or postponement of the meeting.

Attending the Meeting:
Shareholders as of the close of business March 29, 2021, or their duly appointed proxies, may attend the meeting online. To attend, go to www.virtualshareholdermeeting.com/MG2021, then enter the control number found on your proxy card, voting instruction form or notice you receive. You may vote during the meeting by following the instructions available on the meeting website during the meeting.

Voting by proxy:	Please submit your proxy and/or voting instructions as described in the accompanying proxy statement or other proxy materials you receive promptly so that a quorum may be represented at the meeting.
By order of the Board of Directors
MICHAEL C. KEEFE Executive Vice President, General Counsel and Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS.
This Proxy Statement and Mistras Group, Inc.’s 2020 Annual Report are available electronically on the Internet at
www.proxyvote.com and on the Company’s website at http://investors.mistrasgroup.com/financials.cfm.

Exhibit A:	Reconciliation of Non-GAAP Financial Measurements Used for Determining Incentive Compensation to GAAP Financial Measurements

PROXY STATEMENT
GENERAL INFORMATION
We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our 2021 annual meeting of shareholders (“2021 Annual Meeting”) and at any adjournment or postponement of the meeting. You are invited to attend the 2021 Annual Meeting, which will take place on May 24, 2021, beginning at 11:00 a.m., Eastern Time, via a webcast over the Internet at www.virtualshareholdermeeting.com/MG2021.
The terms “Mistras,” the “Company,” “we,” “our” and “us” mean Mistras Group, Inc. and the term “Board” means our Board of Directors, unless the context indicates otherwise. We are incorporated in the State of Delaware, and our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MG.” Our fiscal year ends December 31.
Proxy Solicitation. The accompanying proxy is being solicited by our Board. The Notice of Annual Meeting and this proxy statement and proxy card or voting instructions are first being distributed to shareholders on or about April 14, 2021. In addition to this solicitation, employees of the Company may solicit proxies by telephone. All costs of the solicitation of proxies will be borne by the Company. On the proxy card or voting instruction included in the materials, a shareholder of record (that is, a shareholder who holds the shares in his, her or its own name with our transfer agent, American Stock Transfer & Trust Company) may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute proxy must present adequate identification to the Corporate Secretary or Inspector of Election for the meeting before the voting occurs.
At the 2021 Annual Meeting, the proxies appointed by the Board (the persons named in the proxy card or voting instructions) will vote your shares as you instruct. If you complete and submit your proxy without indicating how you would like to vote your shares, your proxy will be voted as the Board recommends.
Internet Availability of Proxy Materials. We are using the Internet as our primary means of furnishing proxy materials to shareholders as permitted by the rules of the Securities and Exchange Commission (“SEC”). Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose and how to attend the 2021 Annual Meeting via the Internet. This makes the proxy distribution process more efficient, less costly and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.
Voting Recommendation of the Board. The Board recommends that shareholders vote:
•	FOR each of the eight nominees of the Board of Directors (Item 1);
•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021 (Item 2); and
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Item 3).
Shareholders Entitled to Vote, Quorum. Shareholders of record of our common stock at the close of business on March 29, 2021 are entitled to notice of and to vote at the 2021 Annual Meeting and any adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present or represented by proxy in order to constitute a quorum for all matters to come before the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. On the record date, we had 29,321,464 shares outstanding.

Votes Needed. The following chart sets forth the proposals to be considered at the meeting, the voting choices for each proposal, the votes needed to elect directors and for each other agenda item to pass, and the manner in which votes will be counted.
Agenda Item	Voting Options	Votes Needed	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of Directors	For all nominees or withhold with respect any or all nominees.	Plurality, meaning the eight nominees receiving the most votes for their election will be elected.	No effect.	No effect. No broker discretion to vote.
2. Ratification of Appointment of Auditors	For, against, or abstain.	Majority of the shares present or represented at the meeting and entitled to vote on the matter.	Counted as vote. Same effect as vote against.	Brokers have discretion to vote.
3. Advisory Vote on Executive Compensation	For, against, or abstain.	Majority of the shares present or represented at the meeting and entitled to vote on the matter.	Counted as vote. Same effect as vote against.	No effect. No broker discretion to vote.
For Item 1, Election of Directors, as set forth in the Director Resignation Policy described on Page 8, each director has agreed that if he or she receives more “Withheld” votes than “For” votes, the director will tender his or her resignation for consideration by the Corporate Governance Committee and the independent members of the Board.
How to Vote. Shares held in your name as the shareholder of record may be voted by you online at the 2021 Annual Meeting. Shares held beneficially in street name may be voted by you online at the 2021 Annual Meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2021 Annual Meeting online, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting online.
You have the option of voting your shares over the Internet, by telephone or completing and returning a proxy card or voting instruction card. Voting over the Internet or telephone authorizes the named proxies to vote your shares as you direct. If you receive paper copies of our proxy materials and/or a proxy card or voting instruction card, you can also vote by marking, signing, and returning your proxy card or voting instruction card as directed in the materials you receive. More information on how to vote by proxy is included in the proxy materials.
If any matters are properly presented for consideration at the 2021 Annual Meeting, the persons named in the proxy card will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the 2021 Annual Meeting.
Changing Your Vote. You may change your vote at any time before the proxy is exercised. If you vote by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting online during the meeting or by giving written notice to the Secretary at 2021annualmeeting@mistrasgroup.com. If you vote over the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting online during the meeting. Attending the meeting online will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Corporate Secretary or Inspector of Election before the proxy is exercised or you vote online at the meeting via the webcast.
Effect of Not Casting Your Vote. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a record holder of your shares of Mistras common stock. If you hold your shares through a bank, broker or other intermediary, which is commonly referred to as holding your shares in “street name,” you are a beneficial holder but not a record holder. If you hold your shares in street name and want your shares to count on Item 1 (election of directors), or Item 3 (advisory vote on executive compensation), you will need to instruct your bank or broker how you want your shares voted. If you hold your shares in street name and you do not instruct your bank or broker how to vote on Items 1 or 3, no votes will be cast on your behalf on any of these items for which you did not provide voting instructions. Your bank or broker will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2). Abstentions for Items 2 or 3 will have the practical effect of a vote against such Item.
If you are a shareholder of record and do not return your proxy or attend the meeting online, your shares will not be considered present at the meeting for voting purposes or determining whether we have a quorum and no votes will be cast for your shares at the meeting. If you return your proxy but do not cast your vote on your proxy, your shares will be voted as directed by the Board, which will be in favor of all the nominees listed in Item 1 and in favor of Items 2 and 3. If you return your proxy but abstain from voting on one or more of the items of business, no votes will be cast on your behalf on any of the items of business at the meeting on which you abstained, but your shares will be counted for determining whether a quorum is present to conduct the meeting.
Attending the Meeting. You are entitled to attend the annual meeting only if you were a Mistras shareholder or joint holder as of the record date, the close of business on March 29, 2021, or you hold a valid legal proxy for the 2021 Annual Meeting. We will be hosting the 2021 Annual Meeting live via webcast, with no physical location. A summary of the information you need to attend the 2021 Annual Meeting online is provided below:
•	Any shareholder can attend the 2021 Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/MG2021.
•	Webcast starts at 11:00 a.m. Eastern time on Monday, May 24, 2021.
•
Please have your control number to access the 2021 Annual Meeting webcast. The control number appears on the proxy card, in the Notice of Internet Availability of Proxy Materials, or in the instructions that accompanied your proxy materials.

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/MG2021.
•	Shareholders may vote and submit questions while attending the 2021 Annual Meeting on the Internet.
Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/MG2021 on the day of the 2021 Annual Meeting.
Tabulating the Votes. A representative from Broadridge Financial Services will tabulate the votes and will serve as Inspector of Election for the 2021 Annual Meeting.
Voting Results. We will announce preliminary voting results at the meeting. Voting results will also be disclosed in a Form 8-K filed with the SEC soon after the meeting, which will be available on our website.

CORPORATE GOVERNANCE
Overview
Our Board is committed to maintaining good corporate governance practices and believes this is an important element of our long-term success and the enhancement of shareholder value. The Board has adopted and adheres to corporate governance guidelines and practices that the Board and senior management believe are sound and promote this purpose. Our Board continuously reviews our governance practices and updates them, as appropriate, based upon Delaware law (the state in which we are incorporated), NYSE rules and listing standards, and SEC regulations, as well as best practices suggested by recognized governance authorities.
All our relevant corporate governance documents are available on the corporate governance section of the investor page of our website at http://investors.mistrasgroup.com/governance.cfm. At this site, shareholders can view our:
•	Audit Committee Charter
•	By-Laws
•	Certificate of Incorporation
•	Code of Conduct
•	Code of Ethics for Executive Officers and Senior Financial Officers and Managers
•	Compensation Committee Charter
•	Complaint Procedures for Accounting and Auditing Matters
•	Corporate Governance Committee Charter
•	Corporate Governance Guidelines
•	Director Nominating Process and Policy
•	Director Qualification Criteria
•	Director Resignation Policy
•	Incentive Compensation Recoupment Policy
•	Insider Trading Compliance Policy
•	Related Person Transaction Policy
•	Securityholder Communication Policy
•	Social Responsibility, Environmental and Safety Committee Charter
•	Stock Ownership Guidelines
Board of Directors and Director Independence
Our Board has set the number of directors for the Board at eight and currently the eight members consist of Dennis Bertolotti, Nicholas DeBenedictis, James J. Forese, Richard H. Glanton, Michelle J. Lohmeier, Charles P. Pizzi, Manuel N. Stamatakis and Sotirios J. Vahaviolos. W. Curtis Weldon decided in late 2020 to resign from the Board, effective December 31, 2020, at which time the Board elected Mr. Pizzi to the Board as of January 1, 2021 to take Mr. Weldon’s position. We are very grateful to Mr. Weldon for his dedication and the contributions he made to our Board over his six years of service.
In February 2021, the Board and Corporate Governance Committee undertook a review of the independence of the directors and considered whether any director has a relationship with us that would preclude a determination of independence within the meaning of the rules of the NYSE. As a result of this review, our Board determined that Ms. Lohmeier and Messrs. DeBenedictis, Forese, Glanton, Pizzi and Stamatakis, representing six of our eight current directors and all our current non-employee directors, are “independent directors” as defined under the NYSE rules because none of these directors had any material relationships with the Company.
In making this determination, the Board took into account that Manuel Stamatakis is the Chief Executive Officer of Capital Management Enterprise (“CME”), and he was the owner of CME for a portion of the year until he sold his ownership. CME provides benefits consulting services to the Company. The Company did not pay any fees to CME in 2020. The compensation received by CME in 2020 for work related to Mistras was paid directly to CME by the third-party benefits providers in the form of normal and customary commissions. The remaining independent directors considered all the facts and circumstances, including the fees CME received from third parties related to work with Mistras, and determined that Mr. Stamatakis satisfies the independence requirements of the NYSE and SEC for directors serving on the Audit Committee and the Compensation Committee.
Committees of the Board
Since our IPO in 2009, our Board has had three standing committees: Audit Committee, Compensation Committee and Corporate Governance Committee. In September 2020, the Board established a Social Responsibility, Environmental and Safety Committee as a fourth standing committee. Each committee operates pursuant to a written charter and all committees are comprised solely of independent directors. The composition of the committees is set forth below and a description of each committee follows.
Director	Audit Committee	Compensation Committee	Corporate Governance Committee	Social Responsibility, Environmental and Safety Committee
Nicholas DeBenedictis	Member			Member
James Forese	Chair	Member
Richard Glanton		Member	Member	Chair
Michelle Lohmeier		Chair		Member
Charles Pizzi	Member		Member
Manuel Stamatakis	Member	Member	Chair	Member
Audit Committee
Our Board has determined that each member of our Audit Committee meets the requirements for independence and financial literacy and that Messrs. DeBenedictis and Forese qualify as audit committee financial experts under the applicable requirements of the NYSE and SEC rules and regulations. The Audit Committee is responsible for, among other things:
•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements and accounting matters;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;
•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•	preparing the audit committee report included in our proxy statement.
Compensation Committee
All the members of our Compensation Committee qualify as independent. The Compensation Committee is responsible for, among other things:
•
reviewing and approving the following for our executive officers: annual base salaries, cash and equity incentive compensation, including specific goals, targets and amounts, other equity compensation, employment agreements, severance and change in control arrangements and any other benefits, compensation or arrangements;

•	reviewing and approving the compensation discussion and analysis and issuing the compensation committee report included in our proxy statement;

•	appointing, overseeing and determining the work and compensation of any compensation consultant, independent legal counsel or other adviser retained by the compensation committee; and
•	administering, reviewing and making recommendations with respect to our equity compensation plans.
Corporate Governance Committee
Our Corporate Governance Committee is responsible for, among other things:
•	assisting our Board in identifying prospective director nominees and recommending to the Board nominees for election at each annual meeting of shareholders;
•	reviewing our corporate governance principles and practices and recommending changes, as appropriate, in light of developments in governance practices;
•	overseeing the evaluation of our Board and management;
•	reviewing succession planning;
•	recommending members for each Board committee to our Board;
•	reviewing compensation programs for our outside directors; and
•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and our executive officers.
Social Responsibility, Environmental and Safety Committee
The Board established this committee in September 2020 to help emphasize our commitment to be a responsible member of the communities in which we operate. In addition, safety and responsible environmental practices have long been a part of our culture and having a committee of the Board oversee these areas strengthens our commitment in these areas. The Social Responsibility, Environmental and Safety Committee is responsible for, among other things:
•
reviewing and providing guidance to management on environmental and sustainability issues and impacts, and the integration of environmental compliance and sustainability into the Company’s business, including innovation, product design, manufacturing and sourcing, and operations;

•	reviewing and overseeing the Company’s health and safety programs, policies and practices;
•
reviewing and overseeing management’s social responsibility programs, policies and practices, including those involving corporate social responsibility, human rights, and workplace diversity and inclusion;

•	reviewing the activities of the Company’s community and social impact initiatives;
•	reviewing the reporting to various stakeholders regarding corporate social responsibility;
•	reviewing the involvement of significant corporate social responsibility issues in major business decisions, to protect the Company’s goodwill and human and intellectual capital; and
•	reviewing each year the Company's philanthropic and educational activities, and the Company's support of charitable organizations. including the Company's contribution budget.
Board Leadership Structure
Under our corporate governance guidelines, the Board does not have a policy on whether the roles of the Chairman and Chief Executive Officer, or CEO, should be separate or combined. The Board believes it should be free to determine what is best for the Company at a given point in time, as different leadership structures for a board of directors have their own advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company.
We had a combined Chairman/CEO leadership model in the past, but since August of 2017, the Board separated the roles by naming Dennis Bertolotti as President and CEO, while Dr. Vahaviolos moved to the role of Executive Chairman, This enables Dr. Vahaviolos, as our founder and long-term Chairman and for many years our President and CEO, to continue contributing his in-depth knowledge of the issues, opportunities and challenges we face, while Mr. Bertolotti, as CEO, can provide his insights as to the market, strategy and day-to-day operations.

Lead Director
The Board established the position of independent Lead Director, which the Board determined should be the chair of the Corporate Governance Committee. Mr. Stamatakis serves as the chair of the Corporate Governance Committee and the Lead Director. The Lead Director serves as a liaison between management and non-management members of the Board; participates in setting the agenda for Board meetings; leads the executive sessions, including follow up actions; and is involved in other governance matters. The Board determined that the Lead Director continues to serve an important role for the independent directors with the separation of the Chairman and CEO roles.
Code of Ethics and Code of Conduct
We have a Code of Ethics for Executive Officers and Senior Financial Officers and Managers, which applies to our CEO, chief financial officer (“CFO”), chief accounting officer, all other executive officers, the controller, the treasurer, the director of audit, the director of tax, the managing directors and controllers of international operations and other finance and accounting managers designated by the CEO or the CFO. This code of ethics requires that our leaders covered by the code act with honesty, integrity and a high level of ethics. This code also requires full, fair, timely and accurate reporting and disclosure of information in reports to the SEC and to the public. We also have a Code of Conduct that applies to all our employees, officers and directors. Our Code of Conduct establishes guidelines for honesty and professionalism we expect all Mistras directors, officers and employees to follow at all times when representing or working for Mistras and is intended to foster an atmosphere of high integrity and accountability. The Code of Conduct requires all to comply with all laws and regulations and addresses issues such as dealing with customers and suppliers, protecting valuable company assets, avoiding conflicts of interest, and other matters involving good corporate conduct.
Nomination of Directors
The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and for recommending nominees to the Board for election at the annual meeting of shareholders or to fill vacancies on the Board between shareholder meetings. To facilitate this process, the Corporate Governance Committee and the Board adopted our Director Nominating Process and Policy and the Director Qualification Criteria. The Director Nominating Process and Policy and the Director Qualification Criteria articulate a process and qualifications that are clear, specific and prudent to help the Corporate Governance Committee and the Board identify and select qualified directors to meet our needs and provide a well-functioning Board.
In accordance with the policy, the Corporate Governance Committee considers the Board’s current and anticipated strengths and needs. Among the criteria considered by the committee are experience or expertise in accounting, finance, management, international business, compensation, corporate governance, strategy, general business matters and industry knowledge, as well as diversity within the Board. The Board and the Corporate Governance Committee take diversity into account when considering potential director candidates.
As set forth in the Director Qualification Criteria, the Board seeks candidates for director who possess the following: (1) the highest level of integrity and ethical character, (2) personal and professional reputation consistent with the Company’s image and reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary for service on our Board, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board. The Corporate Governance Committee is also cognizant of having at least one independent director who meets the definition of an audit committee financial expert under SEC rules.
The Corporate Governance Committee may rely on various sources to identify potential director nominees. These include input from directors, management, others the Corporate Governance Committee considers reliable, and professional search firms. The Corporate Governance Committee will consider director nominations made by a shareholder or other sources (including self-nominees) if these individuals meet our Director Qualification Criteria. If a candidate proposed by a shareholder or other source meets the criteria, the individual will be considered on the same basis as other candidates. For consideration by the Corporate Governance Committee, the submission of a candidate must be sent to the attention of the Corporate Secretary at our headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The submission should be received by January 4, 2022 in order to receive adequate consideration for the 2022 annual meeting and must include sufficient details to demonstrate that the potential candidate meets the Director Qualification Criteria. For a shareholder to nominate a director for election, the shareholder must meet the requirements of our bylaws and make the nomination in the time required by our bylaws, as set forth on page 35 under “Shareholder Proposals and Other Matters.”
Director Resignation Policy
The Board has a Director Resignation Policy which provides that, in an uncontested election for directors, if a nominee for director receives more votes “withheld” or “against” than votes “for” his or her election, the director will promptly tender an offer of his or her resignation following certification of the shareholder vote. An uncontested election is any election of directors in which the number of nominees for election is less than or equal to the number of directors to be elected.
The Corporate Governance Committee will consider and recommend to the Board whether to accept the resignation offer, which the independent members of the Board will decide. The Corporate Governance Committee and Board will evaluate any such tendered resignation based upon the best interests of the Company and its shareholders. When deciding the action to take, the Board could accept or turn down the offer of resignation or decide to pursue additional actions such as the following:
•	allow the director to remain on the Board but not be nominated for re-election to the Board at the next election of directors;
•	defer acceptance of the resignation until the vacancy the resignation will create can be filled by the Board with a replacement director meeting the necessary qualifications; or
•	allow the director to remain on the Board if, in the view of the Corporate Governance Committee, the director has or is expected to correct the reason for the negative vote.
In addition, the policy provides that if a director’s principal occupation or business association changes substantially during his or her tenure as a director, the director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee, in consultation with the Chairman of the Board, will recommend to the Board the action, if any, to be taken with respect to the resignation.
Stock Ownership Guidelines and Incentive Compensation Recoupment Policy
The Board adopted stock ownership guidelines for all directors and executive officers. Non-employee directors are required to hold all shares awarded during the prior three years. All our non-employee directors were in compliance with the guidelines for 2020. The guidelines for our executive officers are discussed on page 19 in the Compensation Discussion and Analysis. The Board has also adopted an Incentive Compensation Recoupment Policy (often referred to as a claw-back policy), which is also discussed on page 19 in the Compensation Discussion and Analysis.
Other Key Governance Matters
Board Oversight of Risk Management. The Board believes that overseeing how management manages the various risks the Company faces is one of its important responsibilities. The risk oversight function is led by the Board and the Audit Committee, but some areas are administered by committees tasked by the Board with oversight of specific risks, as summarized below.
Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors
Strategic, financial and execution risks and exposures associated with the annual plan, and strategic planning (including matters affecting capital allocation); other matters that may present material risk to the Company’s operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).

Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, cyber security, financial policies, investment guidelines, credit and liquidity matters, compliance matters, and management’s risk management programs.

Board/Committee	Primary Areas of Risk Oversight
Corporate Governance
Committee	Risks and exposures relating to our programs and policies for corporate governance and succession planning.

Compensation Committee
Risks and exposures associated with leadership assessment, management development, and executive compensation programs and arrangements, including incentive plans. The Compensation Committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

Social Responsibility, Environmental and Safety
Risks and exposures associated with our activities as a corporate citizen and policies in that regard, our activities pertaining to environmental matters and sustainability, and activities, policies and practices pertaining to employee and workplace safety.

The Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company’s strategy and business plans.
The Board believes the current Board structure of separating the Chairman and CEO roles helps to provides an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives. Additionally, maintaining an independent Board with a Lead Director permits open discussion and assessment of our ability to manage these risks.
Meetings. The following chart sets forth the number of meetings held by the Board and each of the three standing committees in 2020, and the number of private or executive sessions (sessions of only independent directors without management) held by each in 2020.
	Meetings	Executive Sessions
Board of Directors	7	4
Audit Committee	21	4
Compensation Committee	4	2
Corporate Governance Committee	4	—
Each director attended at least 75% of the total meetings of the Board and the committees on which the director served.
Annual Meeting Attendance. The Company expects all directors (who are also all the director nominees) to attend the 2021 Annual Meeting. All our directors elected at our 2020 annual shareholders meeting attended that meeting.
Communication with the Board. Shareholders, employees and others may contact the Board or any of the Company’s directors (including the Lead Director) by writing to them c/o Corporate Secretary, Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. The Company’s process for handling communications to the Board or the individual directors is set forth in our Securityholder Communication Policy.
Term Limits; Mandatory Retirement. The Board has decided not to have term limits or a mandatory retirement age for directors. The Board believes that a director should be evaluated based upon his or her abilities and contributions to the Board and an assessment of that individual’s qualities and qualifications to continue to serve as a director on the Board. Term limits and mandatory retirement may deprive the Board of a valuable member with significant insight and knowledge of Mistras and our industry.

DIRECTOR COMPENSATION
For 2020, compensation program for our non-employee directors provided for cash fees of $17,500 per quarter ($70,000 annually) and semi-annual equity grants of $40,000 ($80,000 annually) in shares of our common stock. The committee chairpersons received quarterly cash fees of $2,500 for the Audit Committee and $1,875 for the other committees. Due to the downturn in our business and the global economy in 2020 because of COVID-19, our directors reduced their fees for the second and third quarter to $13,750. In addition, the directors agreed to price their stock awards for the first award of 2020 at $9.00 per share, although the closing price of our stock at that time was under $4.00 per share. In addition, the initial stock award was limited to 2,512 shares (priced at $9.00 per shares) and the balance of the award ($17,392) was paid in cash.
The following is the compensation paid to our non-employee directors in 2020.
	Cash	Stock(1)	Total
Nicholas DeBenedictis	$79,892	$54,286	$134,178
James Forese	$89,892	$54,286	$144,178
Richard Glanton	$87,392	$54,286	$141,678
Michelle Lohmeier	$79,892	$54,286	$134,178
Manuel Stamatakis	$87,392	$54,286	$141,678
W. Curtis Weldon	$79,892	$54,286	$134,178
(1)
Stock awards are valued based upon the grant date fair value in accordance with FASB ASC Topic 718, which utilizes the closing price on the grant date. However, for purposes of determining the number of shares awarded to directors, the Company used $9.00 per share for the first grant in 2020 of 2,512 shares and the average of the high and low trading prices over a three trading day period ending on the grant date for the second award. This is the reason for the difference between the award values above and the intended value, using $9.00 and the three trading day average, respectively.

For 2021, the director compensation has been increased to $20,000 for the quarterly fees ($80,000 annually) and the equity awards will be $45,000 semiannually ($90,000) per year. The committee chair fees will remain the same. The increase in director compensation is the first increase since the increase that took effect in 2018 and was based on a comparison of compensation for non-employee directors in the peer group used for executive compensation.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2020, Ms. Lohmeier and Messrs. Forese, Glanton and Stamatakis served as members of our Compensation Committee. None of the members of our Compensation Committee has been an officer or employee of Mistras or had any other relationship with us requiring disclosure in this proxy statement. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS, PROCEEDINGS AND RELATED PERSON TRANSACTIONS
Policy and Procedure for Approval of Related Person Transactions
We have a Related Person Transaction Policy, which requires the approval or ratification by the Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which we are a participant and any related person has a material interest for which disclosure is required under Item 404(a) of SEC Regulation S-K. Related persons include our directors, director nominees, executive officers and their family members and persons controlling more than 5% of our common stock.
Under the Related Person Transaction Policy, all our directors and executive officers have a duty to report to the Chairman, General Counsel or Lead Director potential conflicts of interest or transactions with related persons. Management has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy.
Once a related person transaction has been identified, the Corporate Governance Committee, and in some cases the Audit Committee, will review all the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Corporate Governance Committee will take into account, among other factors, whether the transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance approval of a transaction by the Corporate Governance Committee is not feasible, the transaction will be considered for ratification at the Corporate Governance Committee’s next regularly scheduled meeting.
Transactions with Related Persons
There are no family relationships between or among any of our directors, director nominees and executive officers.
We lease our headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey, from an entity majority-owned by Dr. Vahaviolos. The lease provides for monthly payments of approximately $74,000 through October 31, 2015, with annual increases of 3% to a maximum monthly payment of approximately $96,500 during the last year of the lease term, which expires October 31, 2024. The monthly payments during 2020 were approximately $85,700 for the first six months. To reduce the impact of COVID-19 and consistent with concessions the Company received from many of its other landlords during the pandemic, the rent was reduced 20% during the second half of 2020 to approximately $68,600 per month.
Our subsidiary in Greece entered into an employment agreement with the daughter of Dr. Vahaviolos pursuant to which she serves as its Vice President and Managing Director. The employment agreement provides for a monthly salary and other compensation, including incentive bonuses, plus reimbursement of certain expenses. During 2020, Dr. Vahaviolos’ daughter received approximately $129,000 in total compensation and benefits. In addition, Dr. Vahaviolos’ daughter personally guaranteed payments on a lease for office space and other obligations of our Greek subsidiary. We have agreed to indemnify Dr. Vahaviolos’ daughter should she make any payments or incur any costs or loss on account of her guaranty. Another daughter of Dr. Vahaviolos is a Human Resource director in the U.S. and received total compensation in 2020 of approximately $140,000, which Company management believes is in line with the total compensation of comparable positions at other companies.
STOCK OWNERSHIP AND SECTION 16 COMPLIANCE
Stock Ownership
The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2021 by (1) each of our directors and nominees for director, (2) each of the executive officers named in the summary compensation table, and (3) all our directors and executive officers as a group. We were not aware of any other beneficial owners of more than 5% of our common stock as of March 1, 2021.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Shares of common stock that may be acquired by an individual or group within 60 days of March 1, 2021 pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not for the purpose of computing the percentage ownership of any other person shown in the table. As of March 1, 2021, we had 29,233,693 shares of common stock outstanding.

We believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders, except as disclosed otherwise. The address for the directors and named executive officers listed below is c/o Mistras Group, 195 Clarksville Road, Princeton Junction, NJ 08550.
Name	Shares Beneficially Owned	Percentage of Class
Directors, Director Nominees and Officers
Dennis Bertolotti(1)	265,873	*
Nicholas DeBenedictis(2)	169,286	*
James J. Forese	101,413	*
Richard H. Glanton	38,215	*
Michelle J. Lohmeier	23,593	*
Charles P. Pizzi	—	—
Manuel N. Stamatakis	156,262	*
Sotirios J. Vahaviolos(1)	8,609,193	29.4%
Edward J. Prajzner(1)	13,692	*
Jonathan H. Wolk(1)	104,160	*
Michael J. Lange(1)	321,372	1.1%
Directors, Director Nominees and Executive Officers as a Group(1)	9,843,388	33.4%
*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Includes all unvested restricted stock units with only time-based restrictions (“RSUs”) for the following amounts (no executive officer held any outstanding options):
Dennis Bertolotti	154,911
Sotirios Vahaviolos	6,427
Edward Prajzner	11,780
Jonathan Wolk	29,017
Michael Lange	21,743
Directors and Executive Officers as a Group	237,080
(2)	Includes 25,000 shares owned by Mr. DeBenedictis’ spouse.
Section 16(a) Beneficial Ownership Reporting Compliance
We believe that during 2020, all reports for our executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis.

PROPOSALS REQUIRING SHAREHOLDER APPROVAL
ITEM 1:	ELECTION OF DIRECTORS
At the recommendation of the Corporate Governance Committee, the Board has recommended that all the current directors be nominated for election to the Board. One nominee, Charles Pizzi, was elected to the Board effective January 1, 2021 by the directors in office at the time of his election. Accordingly, the 2021 Annual Meeting will be the first meeting at which shareholders will be voting on the election of Mr. Pizzi to the Board. Mr. Pizzi was recommended to the Corporate Governance Committee and the Board by Mr. Stamatakis, who knows Mr. Pizzi personally and professionally. Directors who are elected at the 2021 Annual Meeting will serve a one-year term expiring at the 2022 annual shareholders meeting or until their successors have been elected and qualified, or until their death or resignation.
The following contains the background, experience and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that contributed to the determination by the Corporate Governance Committee and the Board that the nominee should serve as a director. Several of our independent directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board. In addition, Messrs. Forese, Glanton and Stamatakis and Dr. Vahaviolos have been on our Board for over ten years and have a wealth of knowledge about our business, industry and corporate culture that provides great value to the functioning and decision-making of the Board.
We believe that each nominee for election as director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.
Nominees:
Dennis Bertolotti
Director since August 2017; Age 61
Dennis Bertolotti is our President and CEO, having taken over as CEO on August 10, 2017, at which time he was elected to the Board by all our directors at the time. Prior to becoming our CEO, Mr. Bertolotti was our President and Chief Operating Officer, positions he assumed on June 1, 2016. Prior to becoming President and COO, Mr. Bertolotti was the Group Executive Vice President, Services America. Mr. Bertolotti has been with Mistras since the Company acquired Conam Inspection Services in 2003, where Mr. Bertolotti was a Vice President at the time of the acquisition. Mr. Bertolotti has been in the NDT business for over 37 years, and previously held American Society for Nondestructive Testing (ASNT) Level III certifications and various American Petroleum Institute, or API, certifications, and received his Associate of Science degree in NDT from Moraine Valley Community College in 1983. Mr. Bertolotti also received a Bachelor of Science and MBA from Otterbein College.
Mr. Bertolotti brings to the Board his in-depth knowledge of the operations of the business, including the strategic and operational opportunities and challenges we face. Mr. Bertolotti has proven during his ever-increasing levels of responsibilities with the Company that he has excellent vision and strategic perspective as to the direction of our industry and how to position us to take advantage of future changes in customer demands. Mr. Bertolotti was named our CEO due in part to the strong leadership he demonstrated for several years prior to joining the Board, and he continues to bring these leadership skills to the Board.
Nicholas DeBenedictis
Director since 2015; Age 75
Nicholas DeBenedictis served as Chief Executive Officer of Aqua America, Inc. from 1992 until his retirement in 2015, and was the Chairman of the Board of Aqua America from 1993 until his retirement as CEO in 2015, and thereafter held the position of non-executive Chairman of the Board until December 2017. Mr. DeBenedictis is now on the Aqua America board as Chairman Emeritus. Mr. DeBenedictis served as Senior Vice President for Corporate Affairs of PECO Energy Company (now known as Exelon Corporation) from 1989 until 1992; as President of the Greater Philadelphia Chamber of Commerce from December 1986 to April 1989; and as the Secretary of the Pennsylvania Department of Environmental Resources from 1983 to 1986. Mr. DeBenedictis is a director of Exelon

Corporation and P.H. Glatfelter Company, and also serves on the boards of various Pennsylvania area non-profit, civic and business organizations. Mr. DeBenedictis received a B.S. in business administration and a M.S. in environmental engineering and science from Drexel University and has received honorary doctorates from Drexel University, Misericordia University and Widener University.
The Board believes that Mr. DeBenedictis is a qualified candidate because of his knowledge, experience and demonstrated success from serving for over 20 years as the chairman and chief executive officer of a substantial public company. He has also served as an executive of a major electric utility, the head of Pennsylvania’s environmental regulatory agency, and as a director of two other public companies in addition to his role as Chairman at Aqua America, including, from time to time, as a member of the corporate governance, audit, finance and compensation committees of those companies. The Board believes that the experience, insights and knowledge Mr. DeBenedictis possesses from his leadership roles in business and community activities are important qualifications, skills and experience that will provide valuable assistance to the Board and greatly contribute to the overall knowledge of the Board and its ability to address the issues the Board and we confront.
James J. Forese
Director since 2005; Age 85
Mr. Forese is the retired Operating Partner and Chief Operating Officer of HCI Equity Partners, positions he held from the time he joined the firm in 2003 until his retirement at the end of 2018. Prior to joining HCI Equity Partners, Mr. Forese served as Chairman, President and Chief Executive Officer of IKON Office Solutions, Inc. (formerly Alco Standard Corporation) from 1998 to 2002 and retired as Chairman in 2003. Before IKON, Mr. Forese served as Controller and Vice President of Finance at IBM Corporation and Chairman at IBM Credit Corporation. Mr. Forese was a director and a chairman of the audit committee and a member of the compensation committee and environmental, health & safety committee of Progressive Waste Solutions, and non-executive chairman from 2010 until its merger with Waste Connections, Inc. in 2017, and serves on the board of directors of several private companies. Mr. Forese also served as a director, audit committee chair and member of the compensation committee of Anheuser-Busch Companies Inc. from 2003 until 2008 and was on the board of directors of SFN Group (formerly Spherion Corporation) from 2003 until its acquisition by Randstad North America in 2011, and was its non-executive chairman and chairman of the corporate governance and nominating committee. Mr. Forese was also formerly a director of Lexmark International, NUI Corporation, Southeast Bank Corporation, Unisource Worldwide, Inc. and American Management Systems, Incorporated. Mr. Forese received a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.
The Board believes Mr. Forese, as a result of his vast experience and demonstrated success as an executive, possesses knowledge and experience in various areas, including business leadership, banking, finance, technology, and public and private company board experience, which strengthens the Board’s overall knowledge, capabilities and experience. In addition, Mr. Forese’s experience with audit committees and his financial and executive positions at HCI Equity Partners and IBM provides the Board with an audit committee financial expert which further strengthens key functions of the Board and Audit Committee, such as oversight of financial reporting and internal controls.
Richard H. Glanton
Director since 2009; Age 74
Mr. Glanton is the managing member of ElectedFace LLC, an on-line service that connects people to elected officials, and the former Chief Executive Officer and Chairman of the Philadelphia Television Network, a privately-held media company. From 2003 to 2007, Mr. Glanton served as Senior Vice President of Corporate Development for Exelon Corporation and from 1986 to 2003, he was a partner in the law firm of Reed Smith LLP in Philadelphia. Mr. Glanton currently serves on the Board of The GEO Group, Inc., where he is chairman of the audit and finance committee and the compensation committee and serves on the nominating and corporate governance committee, executive committee and various other standing committees; and is a member of the Board of Trustees of Lincoln University. Mr. Glanton has more than 25 years of legal experience in law firms, over a decade of executive experience and has close to 30 years of continuous experience serving on boards of publicly traded companies. Mr. Glanton received a B.A. in English from West Georgia College and a J.D. from University of Virginia School of Law.

The Board believes Mr. Glanton’s experience and knowledge in acquisitions, the power utility industry, legal and general business matters, his extensive experience as a director of publicly traded companies and his demonstrated leadership roles in other business activities are important qualifications, skills and experience that benefits the Board. His extensive corporate finance and legal knowledge also contribute to the Board's collective knowledge, capabilities and experience.
Michelle J. Lohmeier
Director since May 2019; Age 58
Ms. Lohmeier is currently serving as a senior advisor to the Chief Executive Officer of Spirit AeroSystems, having recently retired from her position as Senior Vice President and General Manager of Airbus Programs at Spirit AeroSystems, a position she held since June 2015. Prior to joining Spirit AeroSystems, Ms. Lohmeier held many senior positions during her 30 years at Raytheon Company, her last position being Vice President of the Land Warfare Systems product line at Raytheon Missile Systems. In that position, Ms. Lohmeier had responsibility for the development and production of all Army and U.S. Marine Corps missile programs. Previously, Ms. Lohmeier was the program director at Raytheon for the design, development and production implementation of the Standard Missile-6 weapon system for the U.S. Navy. Ms. Lohmeier also served as the production chief engineer for the AMRAAM Program. In addition, Ms. Lohmeier directed Software Engineering at Raytheon, where she was responsible for software development, software quality and configuration management for all Missile Systems programs. She began her career with Hughes Aircraft Company as a system test engineer. Ms. Lohmeier has served as a director and member of the audit and finance committees for the Kaman Corporation since 2020 and serves on the board of directors of Nammo Defense Systems, Inc., a private company. Ms. Lohmeier earned a bachelor’s degree and a master’s degree in systems engineering from the University of Arizona.
The Board believes that Ms. Lohmeier’s extensive knowledge and experience in the aerospace industry, business acumen and the leadership and executive skills she has demonstrated by serving in senior positions with Spirit AeroSystems and Raytheon along with her public and private company board experience provide an operational perspective that is valuable to the Board and the Company. In addition, Ms. Lohmeier’s extensive aerospace industry knowledge provides the Board with important insight into one of the Company’s strategic growth areas. Ms. Lohmeier’s experience as an operational leader involved in technology development and strategic initiatives also provides a valuable perspective for the Board.
Charles P. Pizzi
Director since January 1, 2021; Age 70
Mr. Pizzi served as the President and Chief Executive Officer, as well as a director, of Tasty Baking Company from October 7, 2002 until the company’s sale in May 2011. Mr. Pizzi served as President and Chief Executive officer of the Greater Philadelphia Chamber of Commerce from 1989 until October 4, 2002. Mr. Pizzi is a director of Pennsylvania Real Estate Investment Trust (serving as Lead Director and Chair, Nominating and Governance), has been a Trustee of Brandywine Realty Trust since 1996 (currently chair of the Corporate Governance Committee and a member of the Compensation Committee and Executive Committee), a member of the Advisory Board (Philadelphia) of PNC, and serves on a variety of civic, educational, charitable and other boards, including the boards of Drexel University (serving on the Audit, Property and Facilities Committee), Franklin Square Energy Fund (serving on the Audit and Nominating and Governance Committees) and Independence Health Group (serving as Chairman). Mr. Pizzi served on the Board of Directors of the Federal Reserve Bank of Philadelphia from 2006 through 2011, including as Chairman from 2010 through 2011. Mr. Pizzi received his bachelor’s degree from La Salle University and a master’s degree from University of Pennsylvania.
The Board believes Mr. Pizzi’s knowledge and experience in finance; financial reporting, accounting and controls; capital markets; risk management; extensive financial and risk oversight experience; and public policies adds to the skills and knowledge of the Board. In addition, Mr. Piozzi’s executive leadership and experience as a CEO will assist the Board when making decisions and overseeing the Company’s strategy.
Manuel N. Stamatakis
Director since 2002; Age 73
Mr. Stamatakis is the Chief Executive Officer of Capital Management Enterprises, Inc., a financial services and employee benefits consulting company headquartered in Pennsylvania. Mr. Stamatakis was also a founding member of First Financial Resources, a national financial services organization with over 120 offices nationwide. Over the years, Mr. Stamatakis has served on the boards of numerous not-for-profit, charitable and for-profit organizations, and currently serves, among others, as Chairman of the Board of Visit Philadelphia, where he is also a member of the audit and finance committees; Chairman of Philadelphia Shipyard Development Corporation; and Chairman of the Pennsylvania Supreme Court Investment Advisory Board. Mr. Stamatakis received a B.S. in Industrial Engineering from Pennsylvania State University and received an honorary Doctorate of Business Administration from Drexel University.
The Board believes that the vast skills, leadership, business experience and success Mr. Stamatakis has demonstrated as a founder and leader of a successful services business provides the Board with important skills, knowledge and experience, particularly those gained from starting and leading a business. Mr. Stamatakis also provides the Board with knowledge of employee benefits and related matters and with strategic and leadership skills as a founder, President and CEO of a business enterprise and as a board member of numerous not-for-profit and for-profit organizations, some of which are very significant in size and scope.
Sotirios J. Vahaviolos
Director since 1978; Age 74
Dr. Vahaviolos is our Executive Chairman, and until August 10, 2017, had been our Chairman and Chief Executive Officer since he founded Mistras in 1978 under the name Physical Acoustics Corp. Prior to forming Mistras, Dr. Vahaviolos was a scientist and manager at AT&T Bell Laboratories. Dr. Vahaviolos received a B.S. in Electrical Engineering and graduated first in his engineering class from Fairleigh Dickinson University and received a Master of Science (EE), Masters in Philosophy and a Ph.D.(EE) from Columbia University School of Engineering. During Dr. Vahaviolos’ career in non-destructive testing, he has been elected Fellow of (1) The Institute of Electrical and Electronics Engineers, (2) The American Society of Nondestructive Testing, and (3) The Acoustic Emission Working Group (AEWG). Dr. Vahaviolos is also a member of The American Society for Nondestructive Testing (ASNT), where he served as its President from 1992-1993 and its Chairman from 1993-1994, a member of AEWG and an honorary life board member of the International Committee for Nondestructive Testing. Additionally, he was the recipient of ASNT’s Gold Medal in 2001 and AEWG’s Gold Medal in 2005. He was also one of the six founders of NDT Academia International in 2008.
Dr. Vahaviolos brings to the Board his detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. In addition, his significant experience as the company’s founder, Chairman and CEO, his leadership of our Company for almost four decades during various economic cycles and his 29% ownership interest in the Company positions him well to serve as our Executive Chairman.
Vote Required and Recommendation of the Board. The eight nominees receiving the greatest number of votes cast for their election as directors will be elected. The Board intends to vote all proxies for the election of each of these nominees unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the election of the each of the above-named nominees as directors.
ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2021. Shareholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of shareholders on the appointment. The Audit Committee will reconsider the appointment of KPMG if shareholders do not ratify the appointment. Even if the appointment is ratified, the Audit Committee will still have the discretion to appoint a different independent registered public accounting firm if the committee determines that such a change would be in our and our shareholders’ best interests.
A representative of KPMG is expected to attend the virtual 2021 Annual Meeting online and will have the opportunity to make a statement if the KPMG representative desires to do so and to respond to appropriate questions presented at the meeting.
Vote Required and Recommendation of the Board. The ratification of the appointment of the independent registered public accounting firm will be approved if a majority of the shares of common stock present or represented by proxy at the 2021 Annual Meeting entitled to vote on this item vote FOR this item. The Board intends to vote all proxies for the ratification of KPMG, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2021.
AUDIT COMMITTEE REPORT
The Audit Committee reports to and acts on behalf of the Board of Directors of Mistras Group, Inc. (the “Company”) by providing oversight of the financial reporting process, accounting policies and procedures and the system of internal controls of the Company. The Company’s management is responsible for preparing the Company’s consolidated financial statements and designing and monitoring a system of internal controls. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent, integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and expressing its opinion on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, based upon its audit. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and KPMG.
In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and KPMG. These meetings also included private sessions with the internal auditors, KPMG, the Chief Executive Officer, the Chief Financial Officer and other members of management at Audit Committee meetings and such other times as the Audit Committee deemed appropriate. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2020 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company’s internal auditors and KPMG. The Audit Committee also discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.
The Audit Committee has discussed with KPMG matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 and other generally accepted auditing standards. In addition, KPMG provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee and KPMG have discussed KPMG’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by KPMG and the fees and costs billed and expected to be billed by KPMG for those services and concluded that the provision of these services by KPMG is compatible with maintaining KPMG’s independence.
Based upon these reviews and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.
James Forese, Chairman
Nicholas DeBenedictis
Charles Pizzi
Manuel Stamatakis
Fees of Our Independent Registered Public Accounting Firm
The following table sets forth the fees billed by KPMG for professional services rendered for the audit of the 2020 and 2019 financial statements and for the other services listed below.
	2020	2019
Audit Fees	$2,445,000	$2,631,000
Audit-Related Fees	75,000	70,000
Tax Fees	—	2,000
All Other Fees	—	—
Total	$2,520,000	$2,703,000

Audit Fees: Audit fees for all periods consisted of aggregate fees billed for professional services rendered for the integrated audit of our consolidated annual financial statements and internal control over financial reporting and, reviews of interim consolidated financial information.
Audit-Related Fees: Consisted of fees for performing statutory audits for certain international subsidiaries and a consent in connection with the Company’s filing of a Form S-8 registration statement.
The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services and permissible non-audit services, and related fees, conducted by our independent auditor. All the fees and services described above were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of its auditing function.
ITEM 3:	ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board is asking our shareholders to cast an advisory vote on the compensation paid to our named executive officers as set forth in the Summary Compensation Table and other compensation tables and narratives under the “Executive Compensation” section of this proxy statement and as described in the “Compensation Discussion and Analysis” section of this proxy statement.
The Compensation Committee of the Board recommends, approves and governs all the compensation policies and actions for all our named executive officers. The section of this proxy statement captioned “Compensation Discussion and Analysis” provides an extensive discussion of our executive compensation programs, the role the Compensation Committee plays in overseeing and developing our compensation programs and philosophy, and the reasons for our compensation programs and the compensation provided to our named executive officers. We urge you to read the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement so you may better understand our compensation programs on which you are being asked to vote.
Shareholders are being asked to approve the adoption of the following resolution:
“RESOLVED, that the shareholders of Mistras Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2021 annual meeting of shareholders pursuant to rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures and any other relevant information.”
While the results of the shareholder vote on executive compensation is non-binding, the Compensation Committee and the Board value the opinion of our shareholders and will consider the outcome of the vote when making future compensation decisions.
Vote Required and Recommendation of the Board. The advisory vote on executive compensation will be approved if a majority of the shares of common stock present or represented by proxy at the 2021 Annual Meeting entitled to vote on this item vote FOR this item. The Board intends to vote all proxies to approve executive compensation unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends that you vote FOR adoption of the resolution approving on an advisory basis the executive compensation of our named executive officers.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Proxy Statement for the 2021 annual shareholders meeting. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2021 annual shareholders meeting.
Michelle Lohmeier (Chairman)	James Forese
Richard Glanton	Manuel Stamatakis
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Our executive compensation programs and policies have been developed to link incentive compensation to Company performance and increases in shareholder value and pay amounts that are reasonably competitive, fair and based upon each executive officer’s contributions to performance. For 2020, the Compensation Committee changed the performance metrics for the executive incentive programs in order to emphasize key performance metrics the Compensation Committee believes will drive increased shareholder value.
Due to the dramatic impact the COVID-19 pandemic had on the world economy and on our business, the executive compensation was greatly affected. First, the targets for our financial performance were based upon our budget at the beginning of 2020, before the pandemic became a way of life. While the Compensation Committee considered changing the targets, setting realistic targets in light of the pandemic would have been extremely difficult, if not impossible. Accordingly, the Compensation Committee elected to stay with targets based on the budget at the beginning of the year, knowing that the committee members could exercise their discretion to provide additional compensation to our named executives if circumstances warranted, based on the full year results and the performance of our executive team to manage the difficult situation caused by the pandemic. We missed all performance targets in 2020, with the exception of free cash flow. Second, our entire management team took temporary reductions in base pay for the second and third quarters of 2020 to help ensure we had good cash flow and to reduce the number of employees who needed to be furloughed. In addition, the management team spearheaded significant cost reductions across the business to mitigate the impact of the pandemic and protect the Company’s cash flow performance.
Considering all this, the Compensation Committee exercised its discretion and awarded additional equity awards to our named executive officers to reward them for their excellent performance and the sacrifices they made to keep our business viable, including delivering strong cash flow while implementing plans that management and the Board believe will make the Company more successful over the long term.
Overview and Philosophy
Overall, the objectives of our executive compensation programs are to achieve strategic business objectives that are aimed at growing our business profitably and aligning the long-term interests of our executives and shareholders. Our executive compensation objectives are to have compensation programs and policies that (1) align individual performance with our operational and strategic objectives, (2) attract and retain talent that is needed to be successful and achieve our strategic objectives, and (3) pay for performance.
Our current compensation program for our executive officers includes our “named executive officers,” who are listed in the Summary Compensation Table below. We have two incentive programs, an annual cash incentive or “bonus plan” and an equity incentive plan or equity plan. The awards for both plans are based primarily on the Company’s financial performance, with the bonus plan being a cash program, while the equity plan awards equity interests in the Company. The objective of the bonus plan is to pay executive officers currently in cash based on the Company’s performance that year. The equity plan offers the opportunity for long-term rewards that will provide incentives for our executive officers to remain with us and enhance the long-term value of the Company for the shareholders.
We review our compensation programs every year to ensure the programs continue to be effective and are aligned with the objectives described above. As described below, we made some changes to the equity plan that we believe will drive key performance indicators, such as return on equity and generation of free cash flow.
Role of Compensation Committee
The Compensation Committee is responsible for the executive compensation program design and decision-making process, and will consider input from the Executive Chairman and the CEO in making its decisions. The

Compensation Committee annually reviews the performance of the Executive Chairman and the CEO and, together with the other independent directors, establishes their compensation. For 2020, both the Executive Chairman and the President and CEO provided the Compensation Committee with their assessment of the other members of senior management and their recommendations for the compensation of the other executives. The Compensation Committee consists of four directors who meet the independence requirements of the NYSE (Ms. Lohmeier, the Committee Chair, and Messrs. Forese, Glanton, and Stamatakis).
The Compensation Committee has an active role in overseeing the design and implementation of the two incentive programs. In addition, the Compensation Committee worked closely with senior management and its consultant to develop a peer group for purposes of benchmarking compensation and to develop changes to the equity plan that took effect in 2020. The Compensation Committee, from time to time, utilized the services of an independent compensation consultant, Pay Governance LLC, to review the compensation programs, assist in the development of the incentive plans and review the peer group. The Compensation Committee also reviewed our compensation programs in light of the COVID-19 pandemic and took actions accordingly.
Components of Executive Compensation for 2020
The principal components of our current executive compensation program are base salary, the cash bonus plan and the equity incentive plan awards. Although each element of compensation described below is considered separately, the Compensation Committee considers the aggregate compensation package for each executive officer in its determination of each individual component of that package. We also provide some benefits, such as car allowances or company vehicles, but these are not a significant portion of our compensation program.
Base salary is a fixed compensation amount paid during the fiscal year. Each named executive officer’s base salary is reviewed annually by the Compensation Committee. The Compensation Committee takes into account benchmarking information regarding our executive officers’ base salary against an industry peer group and broader database when determining adjustments to executive officers’ salaries.
The bonus plan and equity plan for our executive officers are performance based and are tied to our results as described below. The objective of these plans is to link compensation to our performance. The Compensation Committee believes that our named executive officers should have a meaningful portion of their total compensation opportunity linked to increasing shareholder value through the Company’s business strategy of focusing upon growth opportunities and continued improvements in profitability. Reflecting this philosophy, at target levels of awards for the bonus plan and the equity plan for 2020, over 50% of total compensation for all our named executive officers (other than Dr. Vahaviolos, who no longer participates in the equity plan) is performance-based, and 75% of our CEO’s total compensation is performance-based.
Under the cash bonus plan, executive officers can earn a percentage of their base salary predicated on our performance against specific metrics. The equity plan provides executive officers with the opportunity to earn restricted stock units (“RSUs”) based on our performance against specific metrics. The metrics are given different weightings, and executive officers earn their awards based upon our performance relative to the specific metrics. In addition, each metric has a minimum threshold, below which no cash bonus or RSUs can be earned for that metric.
Each executive has a target award potential he can earn under each program expressed as a percentage of the executive’s base salary. If the performance for a specific metric is at the target level, the executive will receive 100% of his target award related to that metric. Each executive officer can earn between 0% and 200% of his target award, based upon performance against specific metrics.
The following are the 2020 target awards for our named executive officers under each program:
		Percentage of Base Salary
Name	Position	Bonus Plan	Equity Plan
Dennis Bertolotti	President and Chief Executive Officer	100%	200%
Edward Prajzner	Executive Vice President, Chief Financial Officer and Treasurer	65%	80%
Sotirios Vahaviolos	Executive Chairman	75%	—
Jonathan Wolk	Sr. Executive Vice President and Chief Operating Officer	80%	125%
Michael Lange	Sr. Executive Vice President, Strategic Planning and Business Development	65%	110%

Bonus Plan
For 2020, performance metrics for the bonus plan were as follows:
•	Adjusted EBITDAS: net income before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, acquisition related items, and other unusual and/or nonrecurring expenses
•	Revenue
•	Free cash flow: cash flow from operating activities, less cash used for purchases of property, plant and equipment and intangible assets
Each of these metrics accounted for 1/3 of the total award opportunity and the targets for these metrics were based upon the Company’s 2020 internal plan and budget established early in the year. These metrics were selected for the bonus plan because these are some of the primary metrics management and the Board use to evaluate the Company’s performance.
A minimum of 90% of the target performance level of a metric must be achieved for an executive officer to receive any award for that metric. At 90% of the target performance level, the executive officer will receive 50% of his target award related to that metric. If performance is between 90% and 100% of the target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight-line interpolation between 50% and 100%, with each 1% increase in performance against target above the 90% performance level equating to a 5% increase in percentage of target award. If the performance for a specific metric exceeds 100% of the target performance level, the executive officer will receive more than 100% of his target award related to that metric, to a maximum of 200% of his target award if the performance for the metric equals or exceeds 120% of the target performance level. If performance is between 100% and 120% of target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight-line interpolation between 100% and 200%, with each 1% increase in performance against target above the 100% level equating to a 5% increase in percentage of target award.
Equity Plan
For 2020, the performance metrics for the equity plan were as follows:
•	Adjusted EBITDAS (measured in the same manner as the bonus plan)
•	Revenue
•	Free Cash Flow as a percent of revenue compared to peers
•	Return on Equity compared to peers
Free cash flow is measured in the same manner as in the bonus plan, but this metric measured free cash flow as a percentage of revenue compared to the comparable percentage of the compensation peer group. Return on equity (“ROE”) is calculated using net income and average book value of shareholders equity (based on the average of shareholders’ equity at the beginning and the end of the measurement period), and is compared to the ROE of the compensation peer group. The measurement period for these peer-based metrics was October 1, 2019 through September 30, 2020.
The weight of each metric toward the total equity award opportunity for 2020 was as follows:
Adjusted EBITDAS:	30%
Revenue:	20%
ROE:	30%
Free Cash Flow	20%
The revenue and Adjusted EBITDAS metrics were selected for the equity plan because these are some of the primary metrics management and the Board use to evaluate the Company’s performance. The targets for the Adjusted EBITDAS and revenue metrics were based upon the Company’s 2020 internal plan and budget established early in the year. In addition, the Compensation Committee determined that some measurement of the Company’s return to shareholders versus peers was appropriate, so the free cash flow as a percent of revenue and the ROE metrics were established to measure our performance in these areas versus peers and to emphasize the importance of cash flow.

Under the equity plan, if the performance of the revenue or Adjusted EBITDAS metric is at target level, the executive will receive 100% of the officer’s target award related to that metric. Each executive officer can earn between 0% and 200% of his target award, based upon performance. A minimum of 80% of the target performance level of the metric must be achieved for an executive officer to receive any award for that metric. At 80% of performance level, the executive officer will receive 50% of the target award related to that metric. If performance is between 80% and 100% of target for a metric, the executive officer will receive a percentage of the officer’s target award for that metric based upon a straight-line interpolation between 50% and 100%, with each 1% increase in performance against target above the 80% level equating to a 2.5% increase in the percentage of target award. If the performance for the revenue or Adjusted EBITDAS metric exceeds 100% of the target level, the executive officer will receive more than 100% of the officer’s target award related to that metric, to a maximum of 200% of the target award if the performance for the metric equals or exceeds 120% of target. If performance is between 100% and 120% of target performance for a metric, the executive officer will receive a percentage of the officer’s target award for that metric based upon a straight-line interpolation between 100% and 200%, with each 1% increase in performance against target above the 100% level equating to a 5% increase in the percentage of target award.
The metrics of free cash flow as percent of revenue and ROE were measured against the compensation peer group. For each peer-based metric, the performance must be at least the 30th percentile of the peer group for the executive officers to earn any award. An officer will earn 30% of the target award related to that metric if we are at the 30th percentile of the peer group for that metric; 50th percentile will earn 100% of the award related to the metric; and each executive can earn 200% of the target award for a metric if performance is at or above the 90th percentile of the peer group. If performance is between the 30th percentile and the 50th percentile of the peer group, the executive officer will receive a percentage of the officer’s target award for that metric based upon a straight-line interpolation between 30% and 100%, with each 1% increase in percentile equating to an increase of approximately 2.85% in the percentage of target award. If performance is between the 50th percentile and the 90th percentile of the peer group, the executive officer will receive a percentage of the officer’s target award for that metric based upon a straight-line interpolation between 100% and 200%, with each 1% increase in percentile equating to a 2.5% increase in the percentage of target award.
The equity plan target award for each executive officer was established in RSUs. Under normal circumstances, the Compensation Committee would have determined the target number of RSUs for each executive based upon the stock price in March 2020 after we released results for 2019. However, at the time we released our 2019 results, the world-wide COVID-19 pandemic was in its early stages, which created great uncertainty - an unprecedented global health crisis; stay at home orders being issued in many states and countries; many businesses were forced to close with uncertainty as to when, or if, they would reopen; and the U.S. and global economies were depressed. Based on these extremely unusual circumstances, the Compensation Committee decided that our stock price was extremely depressed and that a better method for establishing the price to determine the target number of shares would be to examine the closing prices of our stock over 60 and 90 trading days prior to onset of the pandemic. Based on this review, the Compensation Committee used $9.00 share price to establish the target number of shares for each executive officer’s target award, even though the stock price at time of determination was about $4.00 per share.
At the end of the year, an executive officer earns RSUs based upon our performance against the metrics which is then applied to the executive officer’s target award of RSUs. For example, if an executive officer has a target award of 10,000 RSUs and the Company performance results in the executive officer achieving 115% of the target award, that executive officer would be awarded 11,500 RSUs. The RSUs an executive officer receives will vest 25% per year, the first 25% being on the anniversary of the date on which the earned award is deemed final (the date of filing our Form 10-K for the year), and the last three on each of the second, third and fourth anniversary dates of end of the year for which the RSUs were earned. The RSUs will vest immediately upon an executive officer’s death or disability. In addition, if an executive officer retires at the age of 65 or older, the executive officer will continue to hold the RSUs post-retirement and the RSUs will continue to vest if the executive officer complies with non-compete and non-solicitation restrictions. If the executive officer violates these restrictions, the RSUs will be forfeited and he will be required to repay the Company all value realized from post retirement vesting of any RSUs.
Benchmarking and the Role of Compensation Consultant
To assist in the assessment of the appropriateness and competitiveness of our compensation programs, and to establish a group of companies against which our performance can be measured for metrics which are determined based upon our relative performance, management and the Compensation Committee, with the assistance of Pay Governance, developed a new peer group in the later part of 2019. In deciding the companies to include in the compensation peer group, management and the Compensation Committee focused on companies that are involved in or related to the asset protection, testing, inspection or similar industrial business services, and primarily selected firms that were generally in the range of 50% to 200% of our size with respect to revenues and/or market capitalization.
The 2020 compensation peer group consists of the following companies:
Aegion Corporation	Archrock, Inc.
CECO Environmental Corp.	CIRCOR International, Inc.
Columbus McKinnon Corporation	DMC Global Inc.
DXP Enterprises, Inc.	Enerpac Tool Group Corp.
Forum Energy Technologies, Inc.	Helix Energy Solutions Group, Inc.
Matrix Service Company	MYR Group Inc.
Oceaneering International, Inc.	Oil States International, Inc.
SEACOR Holdings Inc.	Team, Inc.
The Hackett Group, Inc.
The Compensation Committee utilized its advisor, Pay Governance, in 2020 to advise the Compensation Committee on the following: (1) compensation for Mr. Bertolotti, (2) changes in the incentive plans, (3) the new compensation peer group, (4) incentive compensation in light of the impact of COVID-19 on the Company and the economy in general and (5) the amendment to the Mistras Group 2016 Long-Term Incentive Plan, which shareholders approved at the 2020 annual meeting. Pay Governance was retained directly by the Compensation Committee and any services rendered for us were as directed by the Compensation Committee.
2020 Compensation
The following is a discussion of the decisions made on the various components of executive compensation for 2020 for our named executive officers.
Base Salary
Executive officers are reviewed and provided with salary adjustments, if any, after the conclusion of the fiscal period. This enables the Compensation Committee to make decisions after reviewing our financial performance during the just completed fiscal year and to evaluate the executive officers’ performance during that period. Our executive officers’ annual salaries at the beginning of 2020 were $525,000 for Dennis Bertolotti, $350,000 for Edward Prajzner, $425,400 for Jonathan Wolk; $425,000 for Sotirios Vahaviolos, and $366,000 for Michael Lange. As mentioned above, our named executive officers voluntarily took reductions in their base salaries in the second and third quarters in 2020, ranging from 25% to 45% for Mr. Bertolotti. In the fourth quarter, the salaries were restored to the levels at the beginning of 2020, except that Dr, Vahaviolos agreed to have his salary reduced to $340,000 annually and Mr. Lange agreed to reduce his salary to $280,000 annually.
Bonus Plan and Equity Plan Results
With respect to the bonus plan, the Company achieved above target performance for free cash flow, resulting in above target payout for this metric. However, due to the impact of the pandemic and the global economy, the Company was below the 90% minimum threshold for Adjusted EBITDAS and revenue, therefore no payout was earned with respect to these metrics. In determining free cash flow, the Compensation Committee did not include $9.1 million of cash flow benefit resulting from the payroll tax deferral under the 2020 CARES Act, and the chart below reflects free cash flow without this payroll tax deferral benefit.

Accordingly, all our named executive officers earned a portion of their cash bonus which was much less than 100% of their target bonus. Set forth below for the bonus plan are the performance metrics, the weight of each metric, the target performance for the metric and the 2020 results for the respective metric (as adjusted with respect to free cash flow as discussed above).
Cash Bonus Plan
Metric	Weight	Target	Result
Revenue	33-1/3%	$767	$592.6
Adjusted EBITDAS*	33-1/3%	$81	$52
Free Cash Flow*	33-1/3%	$36.5	$42.9
(All dollar amounts in millions)
With respect to the equity plan, we achieved the 56th percentile of the peer group for free cash flow, resulting in a payout above target for this metric. However, we were below target threshold for revenue, Adjusted EBITDAS and ROE, therefore no payout was earned with respect to these metrics. In determining free cash flow, the Compensation Committee did not include $5.3 million of cash flow benefit resulting from the payroll tax deferral under the 2020 CARES Act, and the chart below reflects free cash flow without this payroll tax deferral benefit. The free cash flow amount for the equity plan is different from that of the cash plan because the free cash flow as a percentage of revenue relative to peers was measured from the period of October 1, 2019 through September 30, 2020, and therefore has less of the 2020 CARES Act benefit.
Therefore, all our named executive officers earned a portion of their equity plan incentive but much less than 100% of their target award. Set forth below for the equity incentive plan are the performance metrics, the weight of each metric, the target performance for the metric and the 2020 results for the respective metric.
Equity Incentive Plan
Metric	Weight	Target	Result
Revenue	20%	$767	$592.6
Adjusted EBITDAS	30%	$81	$52
ROE	30%	50th percentile	28th percentile
Relative Free Cash Flow*	20%	50th percentile	56th percentile
(All dollar amounts in millions)
*
Adjusted EBITDAS and free cash flow are financial measurements which are not determined in accordance with U.S. generally accepted accounting principles (“GAAP”). Exhibit A contains a reconciliation of these non-GAAP financial measurements to financial measurements determined in accordance with GAAP.

The following are the target awards for each named executive officer for the bonus and equity plans and corresponding awards earned under each plan based upon 2020 results. Target awards were based on annual base salary without regard to the temporary voluntary salary reduction during the second and third quarters due to the pandemic.
	Cash Bonus Plan Awards($)		Equity Incentive Plan Awards (RSUs) (#)
Name	Target	Earned	Target	Earned
Dennis Bertolotti	525,000	329,307	116,667	26,833
Edward Prajzner	227,500	142,700	31,111	7,156
Jonathan Wolk	340,320	213,466	59,083	13,589
Sotirios Vahaviolos	318,750	199,936	—	—
Michael Lange	237,900	149,223	44,733	10,289
Additional Equity Awards
In April 2020, the Compensation Committee granted Dennis Bertolotti, our CEO, a special award of 100,000 RSUs, which will vest 100% on August 28, 2024. This award was made to help retain Mr. Bertolotti and provide him with a significant equity stake in the Company to further align his interests with shareholders. The Compensation Committee also took into account Mr. Bertolotti’s historic compensation as CEO versus that of the CEOs in the compensation peer group.

As mentioned in the Executive Summary of this Compensation Discussion and Analysis, the Compensation Committee awarded our named executive officers additional equity awards due to the sacrifices and hard work during the crisis caused by the pandemic. These equity awards are RSUs and will vest 25% per year on the anniversary of the grant date. As these awards were granted in March 2021, these awards are not included in the Summary Compensation Table in “Executive Compensation” on page 28. The following are the awards granted to each named executive officer:
RSUs (#)
Dennis Bertolotti	29,800
Edward Prajzner	8,400
Jonathan Wolk	14,300
Michael Lange	12,100
Overall Compensation for 2020 Performance
The Compensation Committee reviews cash and RSUs awarded to our executive officers based on performance during a particular fiscal period. Due to the SEC disclosure rules for the Summary Compensation Table under “Executive Compensation,” the compensation set forth in that table for a particular year does not necessarily align with the actual compensation related to that year. The equity compensation in the Summary Compensation Table is based upon accounting and SEC rules, which requires that we include 100% of the target award value for the equity plan, regardless of how much of the award is ultimately earned by the named executive officers. In 2020, 2019 and 2018, however, our named executive officers earned less than the amount disclosed for the equity plan, as the payouts were 23%, 46% and 58% of target for 2020, 2019 and 2018, respectively. As mentioned above, the Compensations Committee awarded our named executive officers, other than Dr. Vahaviolos, awards for their performance in 2020, but these will appear next year as 2021 compensation and not as 2020 compensation. Accordingly, the Compensation Committee considers awards based on the performance during the period for which the named executive officer is being compensated, which may not align with the summary compensation table disclosures.
Role of Executive Officers in Setting Compensation
Dr. Vahaviolos has historically played a role in setting compensation for executive officers, as has been the case historically since he founded the Company over 40 years ago. Dr. Vahaviolos has been operating in the NDT and asset protection industry for over 40 years and possesses a detailed and in-depth knowledge of the industry and our competitors, which enables him to assess the performance of our executive officers as compared to our competitors. In 2020, Dr. Vahaviolos continued to play a role in making recommendations to the Compensation Committee for its consideration regarding our CEO, Mr. Bertolotti, and our other executive officers. The Compensation Committee has also sought the input of Mr. Bertolotti regarding the compensation of other executive officers. Both of their input and recommendations are subject to the Compensation Committee’s independent review and approval. We expect this practice will continue in the future, as the Compensation Committee values Dr. Vahaviolos’ and Mr. Bertolotti’s input and guidance.
Impact of Tax Treatment
The Company and the Compensation Committee consider tax, tax deductibility and accounting treatment of various compensation alternatives, and strive to structure all compensation to be fully tax deductible. However, these are not the driving or most influential factors. The Compensation Committee may approve non-deductible compensation arrangements if it believes they are in our best interests and those of our shareholders, taking into account several factors, including our ability to utilize deductions based on projected taxable income.
Employment Agreements and Severance Arrangements
We have an employment agreement with Mr. Bertolotti for the positions of President and CEO and with Dr. Vahaviolos for the position of Executive Chairman. Mr. Bertolotti and the Company entered into his employment agreement on March 13, 2018 with an effective date of August 10, 2017. Mr. Bertolotti’s agreement will continue until terminated by either party as provided in the agreement. Mr. Bertolotti’s employment agreement is described further under “Employment Agreements” on page 33 and under the subheading “Dennis Bertolotti” under “Potential Payments upon Termination of Employment or Change of Control” on page 30. Dr. Vahaviolos and the Company entered into his employment agreement on February 28, 2018 with an effective date of August 10, 2017. That agreement had an initial term that expired September 1, 2020, and thereafter renews for successive one-year periods (which is currently the case) in the absence of an election by either party to terminate. Dr. Vahaviolos’ employment agreement is described further under “Employment Agreements” on page 33 and under the subheading “Sotirios Vahaviolos” under “Potential Payments upon Termination of Employment or Change of Control” on page 31.
We established a severance plan for our other named executive officers that is explained in “Potential Payments upon Termination of Employment” under the subheading “Our Other Named Executive Officers.” on page 32.
Changes to Executive Compensation for 2021
We have made changes to our compensation plans for 2021. Our annual cash plan will remain the same, using the same three metrics, each accounting for 1/3 of the total plan. We have made changes to the equity plan for 2021. Of the total target opportunity, the Compensation Committee has decided to award 20% as time-based RSUs with no performance requirements. Of the remaining 80%, free cash flow and Adjusted EBITDA each accountant for 25% of the total opportunity. The remaining 30% is based on the total shareholder return (“TSR”) for Mistras shareholders during 2021 compared to the TSR for shareholders in the 17 member peer group companies listed above. The Compensation Committee believes the use of TSR will further align our incentive compensation for our named executive officers to the interests of the Mistras shareholders.
Based upon benchmarking of the executive compensation of the peer group, the Compensation Committee has approved (a) an increase in Mr. Bertolotti’s annual salary from $525,000 to $575,000, effective in the first half of 2021, and (b) an increase in the target opportunity for Mr. Mr. Prajzner from 65% to 75% for the cash plan and from 80% to 95% for the equity plan, effective for the 2021 plans.
Compensation Policies
Stock Ownership Guidelines
The Compensation Committee and Board have established stock ownership guidelines for our executive officers. Our CEO is required to hold shares of our common stock with a value of at least five times his annual base salary and all other executive officers are required to hold shares of our common stock with a value of at least two times their annual base salary. Future executive officers will have five years from their appointment to meet the guidelines. Unexercised options and unearned performance shares or performance RSUs are not counted toward meeting the guidelines until earned. If an executive officer is not meeting the minimum ownership guidelines (even if before the date he must meet them), the executive officer is required to hold all shares received from the vesting or exercise of an equity award during the preceding 36 months (other than shares withheld to pay withholding taxes and shares acquired upon the exercise of options which are sold to cover the exercise price) until the guidelines are met. For 2020, all our executive officers were in compliance with the stock ownership guidelines.
Claw-Back Policy
We have established an incentive compensation recoupment policy, pursuant to which we may recoup both cash and equity incentive compensation from executive officers. If we have a significant restatement of previously issued financial statements caused by the fraud or willful misconduct of one or more of our executive officers (such executive officers shall be referred to as “culpable officers”), as determined by the Compensation Committee in its reasonable judgment after consultation with the Audit Committee, and the culpable officers received incentive compensation based upon the results of the financial statements which are subject to the significant restatement, the policy provides for the following.
The Compensation Committee will recalculate the incentive compensation for the period or periods related to the restated financial statements that the culpable officers should have received, based upon the restated financial statements. If the incentive compensation the culpable officers received is greater than the recalculated amount of incentive compensation as determined by the Compensation Committee, then the Compensation Committee will seek to recoup from the culpable officers such excess incentive compensation. The Compensation Committee will determine the manner and timing by which we will seek recovery from the culpable officers, including the cancellation of equity awards and setoff against current or future compensation, to the extent permitted by law.
Hedging Prohibitions
Our Insider Trading Compliance Policy prohibits all our employees, including our executive officers and directors, from (i) trading in options of any kind or other derivatives related to our securities, (ii) selling our securities short,

(iii) purchasing our securities on margin, or (iv) entering into any other transaction or buying any financial instrument that directly or indirectly hedges or offsets any decrease in the value of Mistras common stock (or is designed to do so).
Continuing Review of Compensation Practices
We will continue to review our compensation practices and programs and will consider changes as the Compensation Committee deems appropriate to meet our compensation goals. No material changes are planned for 2021 except as described above.
Risk Assessment of Compensation Practices and Programs
Our Compensation Committee and senior management assessed whether our compensation practices and programs for our executive officers and other employees pose any material risk to us and determined that our compensation practices and programs are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer and each of the next three most highly compensated executive officers in 2020. We refer to these individuals as our “named executive officers.”
Name and principal position	Fiscal Period	Salary ($)	Stock Awards $(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Dennis Bertolotti President and Chief Executive Officer	2020	406,875	806,335	329,307	22,110	1,564,627
	2019	511,538	1,035,553	268,117	27,579	1,842,787
	2018	482,308	1,145,641	263,625	18,925	1,910,499

Edward J. Prajzner Executive Vice President, Chief Financial Officer and Treasurer	2020	306,249	114,488	142,700	14,479	577,916
	2019	343,269	276,144	116,184	19,199	754,796
	2018	320,000	163,931	90,187	15,496	589,614

Sotirios J. Vahaviolos Executive Chairman	2020	331,010	—	199,936	21,828	552,774
	2019	425,000	—	162,785	30,993	618,778
	2018	425,000	—	176,906	39,935	641,841

Jonathan H. Wolk Sr. Executive Vice President and Chief Operating Officer	2020	350,947	217,425	213,466	16,640	798,478
	2019	422,054	524,428	173,801	21,054	1,141,337
	2018	413,000	591,126	183,372	19,312	1,206,810

Michael J. Lange Sr. Executive Vice President, Strategic Planning and Business Development	2020	296,194	164,617	149,223	24,710	634,744
	2019	362,945	397,069	121,495	30,122	911,631
	2018	353,446	394,337	128,196	24,858	900,837
(1)	This column represents the value of RSUs, PSUs or performance based RSUs based upon their grant date fair value for stock compensation under FASB ASC Topic 718.
(2)
The amounts in this column represent the cash payments under the annual incentive program made to each named executive officer after the conclusion of the fiscal period, based upon the Company’s performance against financial metrics during the fiscal period.

(3)
For All Other Compensation, no named executive officer received any perquisite or personal benefit which individually exceeded $25,000 and consisted of vehicle allowance or usage, group life insurance and Company matching of 401(k) plan contributions.

Note on this table: The amounts in this table in the column “Stock Awards,” do not reflect the value of equity awards actually earned, due to the SEC rules for this column and accounting rules. See “Overall Compensation for 2020 Performance” on page 25.
Grants of Plan-Based Awards in 2020
The following table provides information regarding grants of non-equity incentive awards for our named executive officers, as approved in 2020.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)
Dennis Bertolotti	(1)	262,500	525,000	1,050,000
Edward Prajzner	(1)	113,750	227,500	455,000
Jonathan Wolk	(1)	170,160	340,320	680,640
Sotirios Vahaviolos	(1)	159,375	318,750	637,550
Michael Lange	(1)	118,950	237,900	475,800
(1)
Amounts are potential payouts under the Company’s cash bonus plan for executive officers for 2020, which are based on Company performance. The threshold assumes minimum performance, which pays at 50% of target award; maximum assumes performance at or above the levels needed for maximum payout, which pays out at 200% of target award level. The actual awards earned for 2020 are included under the Non-Equity Incentive Plan Compensation in the Summary Compensation Table for 2020.

The following table provides information regarding the estimated future payouts of equity awards to our named executive officers granted in 2020.
		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Dennis Bertolotti	(1)	46,667	116,667	233,334
Edward Prajzner	(1)	12,444	31,111	62,222
Jonathan Wolk	(1)	23,633	59,083	118,166
Michael Lange	(1)	17,893	44,733	89,466
(1)
Amounts are potential payouts of time-based RSUs under the Company’s equity plan for executive officers which are earned based on Company performance. The threshold assumes minimum performance, which pays at 40% of target award (on a weighted average basis); maximum assumes performance at or above the levels needed for maximum payout, which pays out at 200% of target award level. The actual number of time-based RSUs earned for 2020 are set forth on page 24. The value of a target grant is determined pursuant to FASB ASC Topic 718 and are included under Stock Awards in the Summary Compensation Table for 2020.

Outstanding Equity Awards at December 31, 2020
The following table provides information regarding equity awards granted to our named executive officers that were outstanding as of December 31, 2020:
	Stock Awards
Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(1)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)(2)(3)
D. Bertolotti	154,911	1,202,109	116,667	905,336
E. Prajzner	11,780	91,413	31,111	241,421
J. Wolk	29,017	225,172	59,083	458,484
S. Vahaviolos	6,427	49,874	—	—
M. Lange	21,743	168,726	44,733	347,128
(1)	These columns represent unvested RSUs which have only time-based vesting restrictions remaining.
(2)	These columns represent the performance-based RSUs granted for 2020, at the target award.
(3)	The market value is the number of shares or units multiplied by $7.76, the closing price of our common stock on December 31, 2020.
No options were outstanding as of December 31, 2020.
Option Exercises and Stock Vested in 2020
	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Dennis Bertolotti	30,761	175,774
Edward Prajzner	2,458	14,179
Jonathan Wolk	21,245	116,857
Sotirios Vahaviolos	37,499	185,593
Michael Lange	19,491	102,220
The value realized for stock awards is the number of shares vesting on a particular day multiplied by the closing price of our common stock that day, or the immediately preceding trading day if shares vest on a day that is not a trading day. There were no options exercised in 2020.
Pension Benefits and Non-Qualified Deferred Compensation
We do not currently provide our named executive officers with pension benefits or nonqualified deferred compensation.

Pay Ratio of CEO
We prepared a determination of the median total compensation of all employees for 2020 to determine the ratio of the total 2020 compensation of the median employee to the total 2020 compensation of our CEO. The date we used to identify the median employee was December 31, 2020. We used employees from all countries worldwide for determining the median employee, except for Brazil, Greece and India which were excluded under the de minimis exemption.
The following table illustrates the approximate number of employees we had as of December 31, 2020 in the U.S., in countries outside the U.S. and in each of the countries we excluded under the de minimis exemption.
Jurisdiction	Number of Employees as 12/31/2020
Total U.S. Employees	3,550
Total Non-U.S. Employees	1,750
Total Worldwide Employees used for de minimis exemption calculation	5,300
Excluded Jurisdictions
Brazil	220
Greece	20
India	15
Total Excluded Employees	255
Percentage of Worldwide Employees excluded under de minimis exemption	4.8%
To identify the median employee, we used the payroll records for determining the total pay in 2020 for all employees in all jurisdictions, except for the three excluded countries listed above. We annualized the pay for employees hired during the year. For each jurisdiction using a currency other than U.S. dollars, we used the same exchange rates used during 2020 to prepare our consolidated results of operations. We did not use any cost of living or other adjustments.
(a)	Median of the annual total compensation of all our employees, other than the CEO:	$58,708

(b)	Annual total compensation of our CEO:	$1,564,627

(c)	Ratio of (a) above to (b) above:	1 to 26.7
Potential Payments upon Termination of Employment or Change of Control
We have employment agreements for Dr. Vahaviolos and Mr. Bertolotti and a severance plan that covers our other named executive officers, providing them with benefits in connection with a termination of employment in certain circumstances. These arrangements are designed to provide some level of continued income and benefits upon the termination of employment with the Company under certain circumstances or, in certain cases, upon a change of control.
The following summarizes the payments and benefits that would be owed by us to the named executive officers under the circumstances described below, in each case assuming the event occurred on December 31, 2020.
Dennis Bertolotti
Event	Salary	Incentive Bonus(1)	Unvested Equity Awards(2)	Healthcare and Other Benefits	Total
Termination of employment by Company without cause/termination or by Mr. Bertolotti for good reason and:
no change in control	$787,500	$787,500	$1,410,333	$59,687	$3,045,020
change of control	$1,050,000	$1,050,000	$2,107,445	$59,687	$4,267,132
Termination of employment due to disability or death	$262,500	—	$1,410,333	$33,667	$1,706,500
(1)
Mr. Bertolotti is entitled to 1-1/2 times (two times in case of change in control) of the greater of (a) bonus at 100% of salary or (b) current year’s bonus in case of termination by (i) the Company without cause or (ii) Mr. Bertolotti for good reason. This amount does not include amounts under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid to Mr. Bertolotti as well.

(2)
Mr. Bertolotti’s RSUs vest upon the termination of his employment for any of the events listed above or upon a change of control. Performance RSUs will be deemed earned and vested (i) based upon performance for the year if employment is terminated without a change in control or (ii) at target if a change in control occurs. At December 31, 2020 Mr. Bertolotti had (a) 154,911 unvested RSUs and (b) 116,667 performance-based RSUs at target for 2020, of which 26,833 were earned. The closing price of our common stock on December 31, 2020 was $7.76 per share.

Termination without cause occurs if Mr. Bertolotti is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Mr. Bertolotti. If Mr. Bertolotti has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Mr. Bertolotti with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause.
Mr. Bertolotti may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as President and CEO; (2) a material reduction in his base salary; (3) a material reduction in his short-term target incentive award opportunity during a calendar year; (4) a breach by the Company of any of its material obligations under the employment agreement; (5) a relocation of his principal place of employment by more than 50 miles from the then current location; or (6) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.
Termination in connection with a change in control occurs if Mr. Bertolotti’s employment is terminated without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or his employment is terminated by the Company without cause or he terminates his employment for good reason within two years after a change in control.
Sotirios Vahaviolos
Event	Salary	Incentive Bonus(1)	Unvested Equity Awards(2)	Healthcare and Other Benefits	Total
Termination of employment by Company without cause/termination or by Dr. Vahaviolos for good reason and:
no change in control	$637,500	$478,125	$49,874	$46,453	$1,211,952
change of control	$850,00	$637,500	$49,874	$46,453	$1,583,827
Termination of employment due to disability or death	$212,500	—	$49,874	$22,891	$285,265
(1)
Dr. Vahaviolos is entitled to 1-1/2 times (two times in case of change in control) of the greater of (a) bonus at 85% of salary or (b) current year’s bonus in case of termination by (i) the Company without cause or (ii) Dr. Vahaviolos for good reason. This amount does not include amounts under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid to Dr. Vahaviolos as well. The above calculations assume Dr. Vahaviolos’ salary would be returned to $425,000, as his current salary reduction is voluntary and Dr. Vahaviolos can elect to have his salary returned to the amount specified in his contract.

(2)
Dr. Vahaviolos’ RSUs vest upon the termination of his employment for any of the events listed above or if a change of control occurs. At December 31, 2020, Dr. Vahaviolos had 6,427 unvested RSUs. The closing price of our common stock on December 31, 2020 was $7.76 per share.

Termination without cause occurs if Dr. Vahaviolos is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Dr. Vahaviolos. If Dr. Vahaviolos has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Dr. Vahaviolos with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause.
Dr. Vahaviolos may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as Executive Chairman; (2) a material reduction in his base salary; (3) a material reduction in his short-term target incentive award opportunity during a calendar year; (4) a breach by the Company of any of its material obligations under the employment agreement; or (5) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.
Termination in connection with a change in control occurs if Dr. Vahaviolos’ employment is terminated without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or his employment is terminated by the Company without cause or he terminates his employment for good reason within two years after a change in control.
Our Other Named Executive Officers
Under the severance plan for all named executive officers other than Mr. Bertolotti and Dr. Vahaviolos (referred to as “executive officers” in this section), if an executive officer’s employment is terminated, the executive officer would receive the following:
•
If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason in a situation not involving a change in control, the executive officer will receive 12 months of base salary plus a pro rata portion of the annual cash bonus for the year in which employment is terminated.

•
If the executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason, in either case within 6 months before or 2 years after a change in control, he will receive 18 months of base salary plus 1-1/2 times his annual cash bonus at the executive officer’s target bonus opportunity.

If an executive officer’s employment is terminated by the Company without cause or the executive officer terminates employment for good reason, not in connection with a change in control, then while he is receiving the termination payment (so long as he is complying with the confidentiality requirements and the non-compete and non-solicitation restrictions which are conditions for severance benefits), all options and RSUs will continue to vest. Any outstanding performance-based awards will be earned and vested pro rata to the date of termination and the amount of any awards payable or vesting will be determined based on actual performance. Any vested stock options will expire 90 days after the end of the severance period.
If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason within 6 months before or 2 years after a change in control, all equity-based incentive awards granted to the executive officer which were not paid out or fully vested in connection with the change in control will become fully vested immediately, with the payout under any performance-based awards being equal to the target amount.
The following sets forth the severance payments we would pay to our other named executive officers if their employment was terminated at the conclusion of 2020 by us without cause or by the executive officer for good reason. Under the severance policy, the terms termination “without cause” and “for good reason” are substantially the same as described above for Mr. Bertolotti.
Circumstance of Termination	Salary	Incentive Bonus(1)	Unvested Equity Awards(2)	Healthcare and Other Benefits	Total
No Change in Control
Edward Prajzner	$350,000	—	$45,699	$12,350	$408,049
Jonathan Wolk	$425,400	—	$126,154	$18,441	$569,995
Michael Lange	$280,000	—	$93,764	$5,744	$379,508
Change in Control
Edward Prajzner	$525,000	$341,250	$332,834	$12,350	$1,211,434
Jonathan Wolk	$638,100	$510,480	$683,656	$18,441	$1,850,677
Michael Lange	$420,000	$273,000	$515,854	$5,744	$1,214,598
(1)	Does not include amounts paid under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid as well.
(2)	In the case of a change of control, includes 2020 performance based RSUs at target.

Employment Agreements
Bertolotti Employment Agreement
We entered into an employment agreement with Dennis Bertolotti on March 13, 2018 for the position of President and Chief Executive Officer, with an effective date of August 10, 2017. The agreement will continue until Mr. Bertolotti’s employment is terminated as provided in the agreement. Beginning the effective date, Mr. Bertolotti’s annual base salary became $475,000; his target for the annual cash incentive program is 100% of his base salary; and his target for the equity incentive plan is 200% of his base salary.
Under the employment agreement, Mr. Bertolotti may be entitled to receive payments and other benefits upon the termination of his employment. Mr. Bertolotti is entitled to 1-1/2 times (two times in case of change in control) of his base salary plus his target bonus in case of termination by (i) the Company without cause or (ii) Mr. Bertolotti for good reason. In those cases, Mr. Bertolotti (a) will also receive a pro rata portion of his bonus and equity award for the year in which his employment is terminated, and (b) will be deemed to have satisfied in full any service-based vesting conditions under any then outstanding long-term incentive awards.
All outstanding equity-based incentive awards granted to Mr. Bertolotti will become fully vested immediately before the occurrence of a change in control if (a) Mr. Bertolotti is then still employed by or in the service of the Company, or (b) within six months preceding the change in control, Mr. Bertolotti’s employment is terminated by the Company without cause or by him for good reason, with the payout under any performance-based award being equal to the target amount.
Termination in connection with a change in control occurs if Mr. Bertolotti’s employment is terminated without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or his employment is terminated by the Company without cause or he terminates his employment for good reason within two years after a change in control.
Termination without cause occurs if Mr. Bertolotti is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Mr. Bertolotti. If Mr. Bertolotti has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Mr. Bertolotti with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause.
Mr. Bertolotti may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as President and CEO; (2) a material reduction in his base salary; (3) a material reduction in his total target incentive award opportunity during a calendar year; (4) a breach by the Company of any of its material obligations under the employment agreement; (5) a relocation of his principal place of employment by more than 50 miles for the then current location; or (6) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.
If any payment or benefit (including payments and benefits pursuant to this Agreement) that Mr. Bertolotti would receive in connection with a change in control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) the net after-tax benefit that Mr. Bertolotti would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefits Mr. Bertolotti would receive if the full amount of the Transaction Payments were paid to Mr. Bertolotti, then the Transaction Payments payable to Mr. Bertolotti will be reduced (but not below zero) so that the Transaction Payments due to Mr. Bertolotti do not exceed the amount of the Parachute Threshold.
The employment requires that Mr. Bertolotti comply with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition covenant expires on the first anniversary of the termination of Mr. Bertolotti’ employment and the non-solicitation covenant expires on the second anniversary. The non-disclosure covenant does not expire. All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Mr. Bertolotti in favor of the Company, its affiliates, and their officers, directors and employees.
Vahaviolos Employment Agreement
We entered into an employment agreement with Dr. Vahaviolos on February 28, 2018 for the position of Executive Chairman of the Board, with an effective date of August 10, 2017. The agreement had an initial term expiring September 1, 2020, and thereafter automatically renews successive one-year periods unless either party gives 90 days prior notice of non-renewal. Pursuant to the agreement, Dr. Vahaviolos’ annual base salary is $425,000 and his target for the annual cash incentive program is 75% of his base salary, all effective January 1, 2018. The agreement does not provide for participation by Dr. Vahaviolos in any equity incentive programs of the Company. Notwithstanding the employment agreement, Dr. Vahaviolos voluntarily agreed to reduce his annual base salary to $340,000 effective October 1, 2020.
Under the employment agreement, Dr. Vahaviolos may be entitled to receive payments and other benefits upon the termination of his employment. Dr. Vahaviolos is entitled to 1-1/2 times (two times in case of change in control) of his base salary plus his target bonus in case of termination by (i) the Company without cause or (ii) Dr. Vahaviolos for good reason. In those cases, Dr. Vahaviolos (a) will also receive a pro rata portion of his bonus for the year in which his employment is terminated, and (b) will be deemed to have satisfied in full any service-based vesting conditions under any then outstanding long-term incentive awards.
All outstanding equity-based incentive awards granted to Dr. Vahaviolos will become fully vested immediately before the occurrence of a change in control if (a) Dr. Vahaviolos is then still employed by or in the service of the Company, or (b) within six months preceding the change in control, Dr. Vahaviolos' employment is terminated by the Company without cause or by him for good reason, with the payout under any performance-based award being equal to the target amount.
Termination in connection with a change in control occurs if Dr. Vahaviolos’ employment is terminated without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or his employment is terminated by the Company without cause or he terminates his employment for good reason within two years after a change in control.
Termination without cause occurs if Dr. Vahaviolos is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Dr. Vahaviolos. If Dr. Vahaviolos has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Dr. Vahaviolos with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause.
Dr. Vahaviolos may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as Executive Chairman; (2) a material reduction in his base salary; (3) a material reduction in his short-term target incentive award opportunity during a calendar year ; (4) a breach by the Company of any of its material obligations under the employment agreement; or (5) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.
If any payment or benefit (including payments and benefits pursuant to this Agreement) that Dr. Vahaviolos would receive in connection with a change in control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) the net after-tax benefit that Dr. Vahaviolos would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefits Dr. Vahaviolos would receive if the full amount of the Transaction Payments were paid to Dr. Vahaviolos, then the Transaction Payments payable to Dr. Vahaviolos will be reduced (but not below zero) so that the Transaction Payments due to Dr. Vahaviolos do not exceed the amount of the Parachute Threshold.

The employment agreement imposes restrictive covenants on Dr. Vahaviolos, including non-disclosure, non-competition and non-solicitation covenants. The non-competition covenant expires on the first anniversary of the termination of Dr. Vahaviolos’ employment and the non-solicitation covenant expires on the second anniversary. The non-disclosure covenant does not expire. All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Dr. Vahaviolos in favor of the Company, its affiliates, and their officers, directors and employees.
SHAREHOLDER PROPOSALS AND OTHER MATTERS
Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareholder wants us to include such a proposal in our proxy statement for presentation at our 2022 annual shareholders meeting, the proposal must be received by our Corporate Secretary, at 195 Clarksville Road, Princeton Junction, New Jersey 08550, no later than December 15, 2021, and all applicable requirements of Rule 14a-8 must be satisfied. If the shareholder submitting the proposal is not the holder of record, the shareholder will need to submit to us proof of ownership for at least one year. This can generally be obtained from the bank, broker or other nominee holding the shares. We are not required to include any proposal received after December 15, 2021 in our proxy materials for the 2022 annual shareholders meeting.
A shareholder may also nominate directors or have other business brought before the 2022 annual shareholders meeting by submitting the nomination or proposal to us on or after January 24, 2022, and on or before February 23, 2022, in accordance with Section 2.14 of our bylaws. If, however, our 2022 shareholders meeting is held before April 24, 2022 or after July 23, 2022, the time period for a shareholder to submit a nomination or proposal will be modified in accordance with Section 2.14 of our bylaws. The nomination or proposal must be delivered to our Corporate Secretary at 195 Clarksville Road, Princeton Junction, New Jersey 08550, and meet all the requirements of our bylaws. Our bylaws are available on our website at http://investors.mistrasgroup.com/governance.cfm.

EXHIBIT A
Reconciliation of Non-GAAP Financial Measurements Used
for Determining Incentive Compensation to GAAP Financial Measurements
(All Amounts in Thousands)
Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP):
For the year ended December 31, 2020
GAAP: net income (loss)	($99,466
Less: net (loss) income attributable to non-controlling interests, net of taxes	(5)
Net income (loss) attributable to Mistras Group, Inc.	(99,461)
Interest expense	12,955
(Benefit) provision for income taxes	(14,706)
Depreciation and amortization	35,705
Share-based compensation expense	5,851
Legal Settlement and litigation charges, net	(220)
Loss on debt modification	645
Impairment charges	106,062
Acquisition-related expenses (benefit), net	337
Reorganization and other costs	1,613
Foreign exchange (gain) loss	3,100
Non-GAAP: Adjusted EBITDA	$51,881
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP):
For the year ended December 31, 2020
GAAP: net cash provided by operating activities	$67,802
Less:
Purchases of property, plant and equipment	(15,396)
Purchases of intangible assets	(376)
Non-GAAP: Free cash flow	52,030
Adjustment for 2020 CARES Act tax deferral	(9,093)
Non-GAAP free cash flow for annual bonus plan	42,947

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The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Dennis Bertolotti 02) Nicholas DeBenedictis 03) James J. Forese 04) Richard H. Glanton 05) Michelle J. Lohmeier
06) Charles P. Pizzi 07) Manuel N. Stamatakis 08) Sotirios J. Vahaviolos

The Board of Directors recommends you vote FOR proposals 2 and 3.

Proposal	For	Against	Abstain
2. To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as independent registered public accounting firm of Mistras Group, Inc. for the year ending December 31, 2021.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of Mistras Group, Inc.'s named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000493648_1 R1.0.0.171

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting and Proxy Statement and the Annual Report are available at www.proxyvote.com .

MISTRAS GROUP, INC.
Annual Meeting of Shareholders
May 24, 2021 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Dennis Bertolotti, Michael Keefe and Edward Prajzner, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MISTRAS GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, Eastern Time on May 24, 2021, being held as a virtual meeting, which can be accessed at www.virtualshareholdermeeting.com/MG2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000493648_2 R1.0.0.171